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                                                                  Exhibit (h)(9)

                   ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT

      This ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT (this "AMENDMENT") amends as of the 24th day of July, 2002 (the "EFFECTIVE DATE"), the Transfer Agency Services Agreement, dated as of April 1, 2000, between ABN AMRO Funds (f/k/a the Alleghany Funds) (the "COMPANY" or the "FUND") and PFPC Inc. ("PFPC") (the "AGREEMENT").

      For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. PRIVACY. As of the Effective Date, the Agreement is amended by adding the following new provision:

      "Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this agreement, except as necessary to carry out the services set forth in this agreement or as otherwise permitted by law or regulation."

2. ANTI-MONEY LAUNDERING. As of the Effective Date, the Agreement is amended by adding the following new provision:

      "Anti-Money Laundering. PFPC shall provide the services described in
      Section 15 of the Agreement consistent with the Securities Laws, in compliance with Section 352 of the USA PATRIOT Act, as follows (specifically, PFPC undertakes to perform the services described in the attached ANTI-MONEY LAUNDERING SERVICES PROGRAM SUMMARY as stated therein): In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall promptly provide to the Fund: (x) a copy of PFPC's written AML policies and procedures (a copy of which is attached hereto) (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement); (y) a copy of a written assessment or report prepared by the party performing the independent testing for compliance (or a summary thereof) or a certification that the findings of the independent party are satisfactory (PFPC will also provide a copy of such a summary or certification upon the reasonable request of the Fund); and
      (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such

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      information and records relating to its AML program as such examiners shall reasonably request.

      Upon the publication of additional final anti-money laundering regulations, PFPC will work with the Fund to offer, on reasonable terms, for the Fund's benefit services to help the Fund satisfy its obligations under such regulations."

3     GENERAL. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ABN AMRO FUNDS

By: /s/ Gerald Dillenburg
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Name: Gerald Dillenburg
Title: Senior Vice President

PFPC INC.

By: /s/ James W. Pasman
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Name: James W. Pasman
Title: Senior Vice President/ Managing Director